                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 Loctite Corp.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 Loctite Corp.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              LOCTITE CORPORATION

               NOTICE OF THE 1995 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

     The 1995 Annual Meeting of Stockholders of Loctite Corporation will be held at the Hartford Club, 46 Prospect Street, Hartford, Connecticut on Wednesday, April 26, 1995 at 3:00 p.m. (Local Time) for the following purposes:

     1. To elect 11 Directors as described in the attached Proxy Statement to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

     2. To consider and act upon a proposal to amend Article Fourth of the Certificate of Incorporation to increase the authorized number of shares of Common Stock of Loctite Corporation from 100,000,000 shares to 300,000,000 shares;

     3. To confirm the appointment of independent accountants for the current fiscal year; and

     4. To transact such other business as may properly come before said meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on Friday, March 10, 1995, as the record date for the determination of stockholders who are entitled to notice of and to vote at this meeting and any and all adjournments thereof.

                                     By Order of the Board of Directors

                                              Eugene F. Miller
                                              Secretary

Hartford, Connecticut 06106
March 15, 1995

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND VOTE OR OTHERWISE INDICATE YOUR CHOICES WITH RESPECT TO THE MATTERS TO BE VOTED UPON ON THE ACCOMPANYING PROXY AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF FOR ANY REASON YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE THE VOTING.

                              LOCTITE CORPORATION

                             10 COLUMBUS BOULEVARD
                          HARTFORD, CONNECTICUT 06106

                                PROXY STATEMENT

     This Proxy Statement is being furnished to stockholders of Loctite Corporation (the "Company") in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders to be held at the Hartford Club, 46 Prospect Street, Hartford, Connecticut on Wednesday, April 26, 1995 at 3:00 p.m. and at any and all adjournments thereof. This Proxy Statement and the accompanying form of Proxy are being mailed to stockholders on or about March 15, 1995.

     The Board of Directors has fixed the close of business on Friday, March 10, 1995 as the record date for the determination of stockholders entitled to notice
of and to vote at the meeting. On that date, the Company had           shares of
Common Stock outstanding and entitled to vote. Each stockholder is entitled to one vote per share of Common Stock held by such stockholder on each matter submitted to a vote.

     You are encouraged to read this Proxy Statement and to fill in, date, sign, and return the enclosed proxy. A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted at the meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not in and of itself constitute revocation of a proxy. Properly executed proxies, not revoked, will be voted in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the persons named on the accompanying proxy to vote FOR the election of the nominees listed below as Directors and FOR Proposals 2 and 3 on the accompanying Notice of Meeting and otherwise in the discretion of the Proxies.

     The cost of solicitation of proxies will be borne by the Company. In addition to this solicitation by mail, officers and regular employees of the Company may, without receiving additional compensation therefor, make solicitations by telephone, mail or personal interviews; and arrangements may be made with banks, brokerage firms and others to forward proxy material to their principals. The Company will defray the expenses of such additional solicitations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's By-Laws provide that the maximum number of Directors is twelve. At the Annual Meeting, nominations will be made for 11 Directors. All elected Directors will hold office until the next Annual Meeting of the Stockholders of the Company and until their respective successors are duly elected and qualified. The nominees for election as Directors are listed on the following pages with brief statements of their principal occupations and other information. All nominees have been designated as such by the Board of Directors based on the recommendations of its Committee on Human Resources, none of the members of which is an employee of the Company. It is intended that, unless authorization to do so is withheld, the shares represented by the enclosed proxy will be voted for the election of the eleven nominees set forth below.

     All of the nominees were elected by the stockholders to their present terms at the 1994 Annual Meeting, except Messrs. Browning, Page and Henkel who were appointed by the Board of Directors after the 1994 Annual Meeting. All nominees have consented to being named herein and have agreed to serve if elected. In the event any such nominees shall have become at the time of the meeting unable or unwilling to serve as a Director (an event not now anticipated), the persons named as proxies intend to vote the shares to which the proxy relates for the remaining nominees and for such substitute nominee or nominees as shall be recommended by the Committee on Human Resources of the Board of Directors.

     The election of Directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. Votes withheld and broker non-votes are not counted as votes in favor of any nominee, but are taken into account in determining whether nominees have received a plurality.

                       NOMINEES FOR ELECTION AS DIRECTORS

     ROBERT E. IX, age 65. Mr. Ix is the former Chairman and Chief Executive Officer of Cadbury Schweppes, Inc., a food and confectionary company based in the United Kingdom. He is a Director of New England Frozen Foods Inc., a distributor of frozen foods, and Health Waters, Inc., a distributor of bottled water. He is Chairman of the Committee on Human Resources, a member of the Committee on Board Affairs, and has been a Director of the Company since 1978.

     FREDERICK B. KRIEBLE, age 53. Mr. Krieble is the President of Management I, Limited and Management II, Limited, which are family investment management companies. He is a former Treasurer of the Company and son of Robert H. Krieble, the retired Chairman of the Board of Directors of the Company. He is a member of the Audit and Finance Committee and has been a Director of the Company since 1980.

     KENNETH W. BUTTERWORTH, age 69. Since October, 1986, Mr. Butterworth has served as Chairman of the Loctite Board of Directors. He served as Chief Executive Officer of the Company from February, 1985 until April, 1993. Mr. Butterworth has been a Director of the Company since 1985.

     DR. ROMAN DOHR, age 64. Since 1993, Dr. Dohr has worked as a consultant to Henkel KGaA, a major worldwide manufacturer of chemicals, household products and adhesives, and has also performed consulting services for other companies. From 1985 to 1993, he was Executive Vice President of Henkel and a member of its Management Board, responsible for the Adhesives and Chemical Auxiliaries Group. He is Chairman of the Audit and Finance Committee, and has been a Director of the Company since 1985.

     DR. JURGEN MANCHOT, age 58. From 1975 to the present, Dr. Manchot has been a Vice Chairman of the Shareholders' Committee of Henkel KGaA, a major worldwide manufacturer of chemicals, household products and adhesives. Dr. Manchot is also a Director of The Clorox Company, a manufacturer of bleaches, household products and foods, and Transaction Network Services, Inc., a nationwide communications network company specializing in transaction-oriented data services. He is a member of the Committee on Human Resources, the Committee on Board Affairs and has been a Director of the Company since 1985.

     STEPHEN J. TRACHTENBERG, age 57. Mr. Trachtenberg is President and Professor of Public Administration at The George Washington University in Washington, D.C., a position to which he was named in 1988. He is a Director of NationsBank, N.A., a national bank with offices throughout the State of Maryland and Washington, D.C. and NationsBank Trust Company, N.A., a fiduciary institution in Washington, D.C. He is a member of the Committee on Human Resources and has been a Director since 1987.

     WALLACE BARNES, age 69. Mr. Barnes is Chairman of the Board of Barnes Group, Inc., Bristol, Connecticut, a manufacturer of precision springs and aerospace components, among other businesses. He served as Chairman and Chief Executive Officer of Barnes Group, Inc. from 1977 to 1991. He is Chairman of the Board of Directors of Rohr Industries, Inc., a manufacturer of aircraft parts and equipment; a Director of Aetna Life & Casualty Company, an insurer; Rogers Corporation, a producer of electronic interconnection products; and Tradewind Turbines Corporation, a convertor of aircraft to turbine power. Mr. Barnes is Chairman of the Committee on Board Affairs, a member of the Committee on Human Resources and has been a Director since 1990.

     DAVID FREEMAN, age 50. Since April, 1993 Mr. Freeman has served as Chief Executive Officer of the Company and has been President and Chief Operating Officer of the Company since February 1991. From March 1990 to February 1991, Mr. Freeman was Chief Operating Officer and Executive Vice-President of the Company. Mr. Freeman has been an employee of Loctite for 20 years. He is a Director of Mechanics Savings Bank, a mutual savings bank with its principal office in Hartford, Connecticut, and Sealed Air Corporation, a manufacturer of packaging materials. He has been a Director since 1990.

     PETER C. BROWNING, age 53. Mr. Browning joined Sonoco Products Company, a global manufacturer of industrial and consumer packaging products, as Executive Vice President in October, 1993. From September, 1990 until October, 1993, he served as Chairman, President and Chief Executive Officer of National Gypsum Company, a producer of gypsum wallboard and related construction products. From 1989 until 1990, he served as President of one of the operating divisions of that company. Mr. Browning is a Director of Phoenix Home Life Mutual Insurance Company, a mutual life insurance company; First Union National Bank of South Carolina; and Pelican Companies, a building materials distributor. He is a member of the Committee on Human Resources and has been a Director since June, 1994.

     STEPHEN F. PAGE, age 55. Since January, 1993, Mr. Page has served as Executive Vice President and Chief Financial Officer of United Technologies Corporation, a diversified manufacturer of aircraft engines and equipment, elevators, air conditioners and aerospace equipment. He was previously employed for 20 years by Black & Decker Corporation, most recently as its Executive Vice President and Chief Financial Officer. Mr. Page is a member of the Audit and Finance Committee and has been a Director since August, 1994.

     CHRISTOPH HENKEL, age 37. From 1994 to the present, Mr. Henkel has been a Vice Chairman of the Shareholders' Committee of Henkel KGaA, a major worldwide manufacturer of chemicals, household products and adhesives, and has been a member of the Shareholders' Committee since 1990. In addition, since 1990 Mr. Henkel has held various management positions in the Henkel organization. Prior to 1990, he worked for the Carnation Company, a subsidiary of Nestle S.A., a worldwide manufacturer of confectionaries and related products. Mr. Henkel is a member of the Audit and Finance Committee and has been a Director since November, 1994.

                         STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information with respect to the Common Stock of the Company beneficially owned by each Director, nominee, and executive officer named in the Summary Compensation Table, individually, and by all Directors, nominees, and executive officers of the Company as a group, as of February 28, 1995.

                                                  AMOUNT AND NATURE
                                                    OF BENEFICIAL
                                                    OWNERSHIP (1)      PERCENT OF CLASS (2)
                                                  -----------------    --------------------
Robert L. Aller................................          65,258(3)              --
John K. Armstrong..............................           3,900                 --
Louis J. Baccei................................          13,653(3)              --
Wallace Barnes.................................           1,309                 --
Gerardus B.E.M. Briels.........................          21,621(3)              --
Peter C. Browning..............................               0                 --
Kenneth W. Butterworth.........................         110,390(4)              --
Dr. Roman Dohr.................................             900                 --
David Freeman..................................          94,564(3)              --
Christoph Henkel...............................           1,000                 --
Robert E. Ix...................................           4,200(5)              --
Frederick B. Krieble...........................         989,132(6)             2.8%
Dr. Jurgen Manchot.............................           2,900                 --
Eugene F. Miller...............................          24,145(3)              --
Stephen F. Page................................             500                 --
Stephen J. Trachtenberg........................           2,700                 --
All Directors, nominees and executive officers                                 3.8%
  as a
  group (16 individuals).......................       1,336,172(3)

- ---------------
(1) Information with respect to beneficial ownership is based upon information furnished by Directors, nominees, and executive officers or is contained in filings made with the Securities and Exchange Commission. The listing of such securities is not necessarily an admission of beneficial ownership by such person. Unless otherwise indicated by footnote, each person held sole voting and investment powers over such shares.

(2) No disclosure made for less than 1%.

(3) The number of shares of Common Stock shown includes 25,400 shares as to Mr. Aller; 9,600 shares as to Mr. Baccei; 7,500 shares as to Mr. Briels; 54,000 shares as to Mr. Freeman; and 18,200 shares as to Mr. Miller, subject to stock options granted by the Company which are exercisable currently or within 60 days of February 28, 1995.

(4) Included in the amount shown are 2,290 shares held in trust for the benefit of Mr. Butterworth's spouse.

(5) Included in the amount shown are 300 shares beneficially owned by Mr. Ix's spouse.

(6) Included in the amount shown are 39,936 and 216,224 shares owned by Management I, Limited and Management II Limited, family investment companies, respectively, as to which Mr. Krieble has shared voting and investment powers; 692,458 shares owned by another family investment company, as to which Mr. Krieble has sole voting and investment powers; and 22,426 shares owned by Mr. Krieble's spouse.

        BOARD OF DIRECTORS, COMMITTEE MEETINGS AND DIRECTOR COMPENSATION

     The business and affairs of the Company are managed by the Board of Directors subject to the Company's Certificate of Incorporation and By-Laws and the laws of the State of Delaware.

     Pursuant to the By-Laws, the Board of Directors elects the officers of the Company, including the chief executive officer, who perform such duties and possess such powers as customarily pertain to their respective offices, as are imposed by the By-Laws, and as from time to time are prescribed by the Board of Directors. The Board regularly reviews various aspects of the business and affairs of the Company including budgets, results of operations, financial matters, as well as the annual and longer term plans of the Company. The Board also reviews and approves certain fundamental corporate matters such as changes in capital structure, issuance of stock, dividend policy, major borrowings, and acquisitions or divestitures.

     The Directors are elected at each Annual Meeting of Stockholders. During the fiscal year ended December 31, 1994, the Board of Directors held six meetings.

     The Board of Directors has established three committees to assist in the discharge of its responsibilities. The functions of these committees, and the members which are appointed annually by the Chairman of the Board of Directors, are described below. During the fiscal year ended December 31, 1994, the Audit and Finance Committee and the Committee on Human Resources held four meetings each, and the Committee on Board Affairs held one meeting.

     Audit and Finance Committee--The Audit and Finance Committee currently consists of five members as follows: Dr. Roman Dohr (Chairman), John K. Armstrong, Frederick B. Krieble, Stephen F. Page, and Christoph Henkel.

     The Audit and Finance Committee recommends to the Board of Directors the selection of the Company's independent accountants; reviews with its internal auditors, independent accountants, and management the Company's policies and procedures with respect to internal auditing, accounting, and financial controls; reviews with the independent accountants the scope and results of their audits, their findings and recommendations; approves the schedule of planned professional services provided by the independent accountants prior to the performance of such services; considers the range of audit and nonaudit fees; reviews with the independent accountants, upon completion of their audit, their report; makes recommendations to the Board of Directors concerning cash or stock dividends to be declared; reviews and recommends to the Board matters concerning capital expenditures and uses of the Company's cash and other tangible assets, including facilities and real property; and generally reviews and makes recommendations concerning the financial operations of the Company to the Board of Directors.

     Committee on Human Resources--The Committee on Human Resources currently consists of five members as follows: Robert E. Ix (Chairman), Wallace Barnes, Stephen J. Trachtenberg, Dr. Jurgen Manchot, and Peter C. Browning.

     The Committee on Human Resources reviews the salary structure and policies of the Company; reviews and approves the salaries of all officers, operating executives, and key employees above a certain position level; annually reviews and recommends to the Board nominees for election to the Company's Board of Directors and confirms the election of the Company's officers; reviews, interprets and administers such of the Company's employee incentive compensation plans as are specifically delegated to it by the plans or by the Board and grants bonuses, options and benefits under such plans; reviews and administers certain aspects of the Company's retirement and thrift investment plans; and reviews employee fringe benefits.

     Committee on Board Affairs--The Committee on Board Affairs currently consists of five members as follows: Wallace Barnes (Chairman), Robert E. Ix, Kenneth W. Butterworth, Dr. Jurgen Manchot, and David Freeman.

     The Committee on Board Affairs is a standing Committee. It will meet as and when needed, to consider and make recommendations to the full Board on matters of Board process and governance, including review of potential candidates for new directors, director compensation, evaluation of director performance and continued suitability for membership on the Board; and any other similar matters put to the Committee by the full Board.

     Each member of the Board of Directors attended more than 90 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by Committees of the Board on which he served. Except as otherwise indicated under "Executive and Consulting Agreements," each director who is not an officer of the Company is paid an annual retainer fee of $20,000 for membership on the Board, an additional fee of $1,000 for each Board meeting, and a fee of $1,000 in the event of a Committee meeting which occurs apart from a regular Board meeting. In addition, each Committee Chairman receives an annual retainer fee of $3,000. Officers who are Directors do not receive retainers or meeting fees.

     Each non-employee Director receives an award of 300 unrestricted shares of Common Stock, subject to adjustment for stock splits and dividends, at the time of election or reelection to the Board of Directors at an Annual Meeting. Directors are not required to pay any cash or other consideration for shares so awarded.

     Effective July 1, 1990, the Company adopted a retirement plan for outside Directors to allow the Company to attract and retain the services of non-employee Directors with the requisite qualifications. The plan is administered by the Committee on Human Resources, is nonqualified and provides a cash benefit paid from the general funds of the Company.

     Each member of the Board terminating service with the Board shall be entitled under the plan to an annual benefit in an amount equal to such member's vested percentage multiplied by 50% of compensation received by such member for serving on the Board during such member's final year of service. The vested percentage is zero until the completion of three years' service, when it becomes 30% and then increases in 10% increments up to 100% for ten or more years of service. In computing years of service, each member is credited with a year of service for each full term served as a member of the Board for which the member is elected by the stockholders of the Company, including such terms completed prior to the effective date of the plan.

     Only non-employee Directors of the Company are eligible to receive benefits under the plan. Consequently, employee Directors do not become eligible until they sever employment with the Company, and do not receive any credit for vesting purposes for service on the Board while they were employees of the Company. Benefits paid out under the plan terminate upon the date of death of the former Board member.

     Beginning in January 1994, Mr. Butterworth was retained as a consultant to the Company and will receive payments of $17,000 per month until December 31, 1995. Additionally, during his tenure as a director, Mr. Butterworth will receive an amount equal to two times the retainer and meeting fees paid to non-employee directors of the Company. Although he is no longer an employee of the Company, Mr. Butterworth will not participate in the Non-Employee Director Retirement Plan and will not receive stock normally received by nonemployee directors upon their election or re-election to the Board.

STOCKHOLDER NOMINATIONS

     While there is no formal Nominating Committee of the Board of Directors, this function has been delegated to the Committee on Human Resources. Under the Company's By-laws, a stockholder may nominate persons for election to the Board of Directors at any meeting of the stockholders called for the election of directors. The stockholder must be entitled to vote for the election of directors at the meeting and must provide timely notice in writing to the Secretary of the Company of any nomination. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the meeting. If less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, the stockholder's notice must be received by the Company not later than the close of business on the tenth day following the day on which notice of the date of the meeting or the public disclosure was made. A stockholder's notice must contain (1) as to each nominee, all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors under the regulations of the Securities and Exchange Commission and (2) as to the stockholder giving the notice, the name and address as they appear on the Company's books of the stockholder proposing the nomination and any other stockholders known by the stockholder to be supporting the nomination and the class and number of shares which are beneficially owned by the stockholder. No stockholder nominations were submitted with respect to the 1995 annual meeting in accordance with the procedure prescribed by the Company's Bylaws.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                                                               LONG TERM COMPENSATION
                                                           -------------------------------
                                                                       AWARDS
                                            ANNUAL         -------------------------------
                                         COMPENSATION      RESTRICTED       SECURITIES
                                     --------------------     STOCK         UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY     BONUS(1)  AWARD(S)(2)  OPTIONS/SARS(#)(3)  COMPENSATION(4)
- ---------------------------- ----    --------    --------  -----------  ------------------  ---------------
David Freeman,               1994    $370,006    $185,000   $       0          6,000            $ 4,500
  President and Chief        1993     348,756          0            0         10,000              7,075
  Executive Officer          1992     304,890    152,500            0          2,000              6,866

Robert L. Aller,             1994     217,573     91,000            0          3,500              4,500
  Senior Vice President --   1993     210,750          0            0              0              7,075
  Finance and Administration 1992     200,000     70,000            0              0              6,866

Gerardus B.E.M. Briels,      1994     203,591    104,250            0          5,000              4,500
  Vice President and
    President,               1993     190,000          0            0              0              7,075
  North American Group       1992     165,384     95,000            0          5,000                548

Louis J. Baccei,             1994     179,969     74,400            0          4,000              1,800
  Senior Vice President and  1993     169,923          0            0              0              2,339
  President--Research,       1992     160,000     64,000            0              0              2,300
  Development & Engineering

Eugene F. Miller,            1994     165,785     69,600            0          3,500              4,500
  Vice President, Secretary  1993     160,269          0            0              0              6,398
  and General Counsel        1992     152,000     53,000            0              0              6,660

- ---------------
(1) The bonus amounts are payable pursuant to the Company's Management Incentive Compensation Plan described under the caption "Committee on Human Resources Report on Executive Compensation." Bonuses payable under this Plan are determined by reference to the executive's base salary in effect at fiscal year end.

(2) As of December 31, 1994, the number and value of aggregate restricted stock holdings were as follows: 15,000 shares ($697,500) by Mr. Freeman; 10,000 shares ($465,000) by Mr. Aller; 10,000 shares ($465,000) by Mr. Briels; 2,000 shares ($93,000) by Dr. Baccei; and 5,000 shares ($232,500) by Mr.
    Miller. Dividends are paid on the restricted stock to the same extent paid on all outstanding shares.

(3) Stock Appreciation Rights are not available under any of the Company's incentive plans.

(4) The compensation reported represents Company contributions under the Employee Thrift Investment Plan.

OPTIONS

     The following tables summarize option grants and exercises during fiscal 1994 to or by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at December 31, 1994. Stock Appreciation Rights are not available under any of the Company's plans.

                          OPTION GRANTS IN FISCAL 1994

                                    INDIVIDUAL GRANTS
                               ---------------------------
                                NUMBER OF      % OF TOTAL
                               SECURITIES       OPTIONS
                               UNDERLYING      GRANTED TO     EXERCISE OR                  GRANT DATE
                                 OPTIONS      EMPLOYEES IN    BASE PRICE     EXPIRATION     PRESENT
            NAME                 GRANTED      FISCAL 1994      ($/SHARE)        DATE        VALUE(1)
- -----------------------------  -----------    ------------    -----------    ----------    ----------
David Freeman................     6,000(2)         3.3%         $42.875         2/22/04     $137,700
Robert L. Aller..............     3,500(2)         1.9%         $42.875         2/22/04       80,325
Gerardus B.E.M. Briels.......     5,000(2)         2.8%         $42.875         2/22/04      114,750
Louis J. Baccei..............     4,000(2)         2.2%         $42.875         2/22/04       91,800
Eugene F. Miller.............     3,500(2)         1.9%         $42.875         2/22/04       80,325

- ---------------
(1) Present value determinations were made using a Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on a volatility factor of 16.2% (which was based on the 1994 daily closing prices of the stock), an interest rate factor of 7.85% (which was based on U.S. Treasury Bonds with a maturity date closest to the expiration date of the option) and dividend yield assumptions which factored in the actual dividends for 1994. There was no time of exercise assumption made, or any adjustment for non-transferability or risk of forfeiture.

(2) These options were granted on February 22, 1994, and will become exercisable as to the underlying shares on the following dates: 40% of the shares on February 22, 1995; 20% of the shares on February 22, 1996; 20% of the shares on February 22, 1997; and 20% of the shares on February 22, 1998.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1994
                   AND VALUE OF OPTIONS AT END OF FISCAL 1994

                                                                NUMBER OF
                                                                SECURITIES          VALUE OF
                                                                UNDERLYING        UNEXERCISED
                                                               UNEXERCISED        IN-THE-MONEY
                                                                 OPTIONS            OPTIONS
                               SHARES                           AT FISCAL          AT FISCAL
                              ACQUIRED                         YEAR-END(#)        YEAR-END($)
                                 ON             VALUE          EXERCISABLE/       EXERCISABLE/
           NAME             EXERCISE(#)     REALIZED($)(1)    UNEXERCISABLE     UNEXERCISABLE(1)
- --------------------------  ------------    --------------    --------------   ------------------
David Freeman.............      1,500          $ 50,438        49,200/16,800    $1,195,300/96,450
Robert L. Aller...........          0                 0        24,000/ 6,500       519,500/35,187
Gerardus B.E.M. Briels....          0                 0         4,500/ 7,000        59,062/21,125
Louis J. Baccei...........          0                 0         8,000/ 6,000        60,000/29,500
Eugene F. Miller..........          0                 0        16,800/ 7,500       145,500/42,687

- ---------------
(1) Value based on market value of the Company's Common Stock at date of exercise (column 3) or end of fiscal 1994 (column 5), minus the exercise price.

COMMITTEE ON HUMAN RESOURCES REPORT ON EXECUTIVE COMPENSATION

  General Philosophy:

     The Committee on Human Resources of the Board of Directors ("Committee") is composed entirely of non-employee Directors and is responsible for considering and submitting recommendations to the Board in connection with the Company's executive compensation policies. It is the philosophy of the Committee to establish a total compensation program for executive officers which is superior to the Company's peer group and at least competitive with a broader range of companies of comparable size and complexity in order to attract and retain the best and the brightest managerial talent. Some of the companies studied by the Committee are included in the S&P Chemicals and Materials Index, the stock performance of which is shown on the Performance Graph on page 16. Other companies which the Committee considers comparable are included in the broader S&P Chemicals Index. The Committee believes that this philosophy will reward stockholders with superior performance and return on investment.

     The Committee has recently obtained from an internationally recognized compensation consulting firm independent compensation data, which compares the total compensation programs of the Company, certain of its peer group and selected other companies which the Committee believes are comparable to the Company. Based on a preliminary analysis of the compensation data obtained from this compensation consultant, the Committee has determined that 1994 total compensation for executive officers is at the low end of the range of compared companies. Consequently, in order to offer a total compensation program which is superior to the Company's peer group, the Committee will be considering in 1995 an upward adjustment to its compensation package for executive officers.

  Executive Officer Compensation Program:

     The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, long term incentive compensation in the form of stock options, restricted stock grants and various benefits, including medical and pension plans generally available to all employees of the Company.

  Base Salary:

     Base salary ranges for the Company's executive officers are reviewed periodically by the Committee following analysis of published salary trends and data among the Company's peer industries and other comparable companies, and following review of periodic recommendations submitted by outside compensation consultants. With the exception of Mr. Freeman, whose base salary was not scheduled for review, the Committee approved average increases in base salaries for executive officers during 1994, which reflected, to some degree, the effects of inflation and, to a greater extent, performance appraisals. The Committee did not consider independent compensation data when approving adjustments to base salary for executive officers in 1994. After preliminary analysis of the recent compensation data mentioned above, the Committee has determined that base salaries for executive officers, excluding Mr. Freeman, are slightly below the median salary range of compared companies. However, with regard to Mr. Freeman, the Committee has found his base salary to be at the low end of the salary range of compared companies.

  Annual Incentive Compensation:

     The Management Incentive Compensation Plan (the "Plan") is the Company's annual incentive program for executive officers and key managers. When viewed together with the Company's base salary program, the purpose of the Plan is to provide a balance between fixed compensation and variable, results-oriented compensation. The Plan is intended to reward superior results with overall superior compensation. The Committee determines awards under the Plan by comparing the Company's actual performance for each fiscal year with the Company's annual business plan for such year, which is approved by the Board of Directors. Key elements of each annual business plan are the Company's sales growth and profitability and return on shareholders' equity, with particular reference to the preceding fiscal year. Additional factors which the Committee considers are the relationship of the year's results with the most recent long-range and strategic goals and objectives, the general economic environment during the year, and the performance of the Company's peer group. Finally, the Committee also considers individual factors such as the executive's achievement of approved target accomplishments, and his or her contributions to the long-range growth and profitability objectives of the Company.

     With regard to the Company's fiscal year ending December 31, 1994, the Committee approved the maximum bonuses payable under the Plan for the executive officers named in the Summary Compensation Table on page 9, which range from 40 to 50 percent of base salary. Executives with line responsibility are eligible for a higher percentage bonus than staff executives because the performance of line executives has a more direct impact on the Company's operating results. Because the Company substantially exceeded all of the goals enumerated in its 1994 annual business plan, the Committee concluded that the Company's executive officers had in each case earned the maximum bonus allowed by the Plan.

  Other Compensation Plans:

     The Company's stock option and restricted stock plans are intended to provide long-term incentives to executive officers and key managers and to encourage such individuals to maintain a significant long-term ownership position in the Company's common stock. During recent years the Committee has preferred to award restricted stock to employees at all levels below the executive officer level and to reserve, although not exclusively, stock options for executive officers and other managers in the belief that stock options more closely tie executive performance to the enhancement of shareholder values. Both in the case of restricted stock and stock options the Committee looks at the executive's total holdings before making an award under either plan. In 1994, the Committee awarded stock options to each executive officer, including Mr. Freeman, which are reflected in the Option Grant Table on page 10. In determining whether to award stock options and the size of such award to each executive, the Committee considered the dates and numbers of shares awarded previously to each such executive, as well as the ability of each executive individually to contribute to achieving the sales and operating profit goals established in the Company's 1994 annual business plan. As in the case of cash compensation, the size of option awards tends to be larger for executives with line rather than staff responsibilities.

     The Company recently adopted a nonqualified thrift investment plan for executive officers and other highly compensated employees whose participation in the Company's qualified thrift investment plan is restricted because their compensation exceeds applicable Internal Revenue Code limitations. This plan became effective on January 1, 1995 and supplements the qualified plan by providing the participants the opportunity to obtain benefits to the same extent they are offered to other employees under the qualified plan.

  Benefits:

     The Company provides medical and pension benefits to the executive officers that are generally available to Company employees. The amount of perquisites, as determined in accor-dance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed reportable thresholds for fiscal 1994.

  Limitation on Deductibility of Certain Compensation:

     The Internal Revenue Service has adopted regulations which limit the deductibility, for income tax purposes, of certain executive compensation in excess of $1,000,000 in a single tax year. The Committee does not believe that this limitation will be relevant to the Company in 1995. Accordingly, the Committee has not yet established a policy with respect to qualifying executive compensation for deductibility under these new tax regulations. However, in anticipation of possible future growth in executive compensation to levels that do exceed this $1,000,000 per year limit, the Committee will analyze during 1995 the alternatives available under the law to maximize the tax-deductibility of future compensation paid to executives, including in particular the alternative of submitting performance-based compensation plans to the Company's stockholders for approval in 1996.

  Chief Executive Officer Compensation:

     During 1994 Mr. Freeman received a base salary of $370,000, which is the amount to which his base salary was increased upon being named chief executive officer in April, 1993. It has been the Committee's policy to review executive officer and Chief Executive Officer base salaries on an 18 to 24 month basis; consequently, Mr. Freeman's base salary was not increased during 1994, but will be reviewed early in 1995. In reviewing Mr. Freeman's base salary, the Committee expects to pay close attention to the independent compensation data recently received which has compared the Company with its peer group and other comparable companies. As has been noted already, Mr. Freeman's current base salary is at the low end of the range of compared companies.

     Based on the Company's outstanding performance in 1994 and the fact that it substantially exceeded the sales and operating profit growth goals set down in the Company's 1994 annual business plan, the Committee awarded Mr. Freeman a bonus of $185,000, or 50% of his base salary, the maximum bonus to which Mr. Freeman is entitled under the Company's Management Incentive Compensation Plan. In awarding the maximum bonus under the Plan, the Committee also considered Mr. Freeman's leadership in directing the streamlining of the European and Pacific management operating structures, which the Committee expects will boost sales and profitability, and the delivery on time and on budget of the Company's new $36 million North American Administration and Research and Development headquarters building.

                             ROBERT E. IX, CHAIRMAN

                                 WALLACE BARNES

                            STEPHEN J. TRACHTENBERG

                               DR. JURGEN MANCHOT

                               PETER C. BROWNING

                  MEMBERS OF THE COMMITTEE ON HUMAN RESOURCES

                         COMPARATIVE STOCK PERFORMANCE

     The following is a graph which compares the five year cumulative return from investing $100 on December 31, 1989 in each of Loctite Corporation common stock; the S&P 500; the S&P Chemicals; and the S&P Chemicals & Materials Index, with dividends assumed to be reinvested when received. The S&P Chemicals &Materials Index is an index published by Standard & Poor's Corporation which tracks 20 companies in the S&P MidCap 400 Index that have been categorized as chemicals and materials companies.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
    AMONG LOCTITE, S&P 500, S&P CHEMICALS AND S&P MID-CAP CHEM & MAT INDICES

       MEASUREMENT PERIOD                              S&P MID- CAP
      (FISCAL YEAR COVERED)          LOCTITE CORP       CHEM & MAT          S&P 500        S&P CHEMICALS
1989                                            100               100               100               100
1990                                            130               111                97                85
1991                                            221               173               126               111
1992                                            206               187               136               121
1993                                            170               206               150               136
1994                                            219               219               152               157

*$100 INVESTED ON 12/31/89 IN STOCK OR INDEX. INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

PENSION BENEFITS

     The Company's non-contributory, defined benefit pension plan covers all persons regularly employed by the Company on a salaried and hourly basis, except certain employees covered by collective bargaining agreements.

     The pension plan establishes an account for each employee when the employee becomes an "Active Participant" in the plan (upon completion of one year of continuous service) and credits the account with a percentage of pay for each year worked after becoming an Active Participant. For employees with less than 10 years of service, this annual credit equals 4% of that year's compensation which is not in excess of 1/3 of the current social security wage base and 6% of that year's compensation which exceeds 1/3 of the current social security wage base. For employees with 10 or more years of service, this annual credit equals 5% of that year's compensation which is not in excess of 1/3 of the current social security wage base and 7% of that year's compensation which exceeds 1/3 of the current social security wage base. Accounts are also credited with a guaranteed rate of interest. To the extent that the pension plan benefits of any of the executives named in the Summary Compensation Table are limited by the provisions of Section 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended, the Company's nonqualified retirement plan supplements the benefits under the pension plan.

     The estimated annual pension benefits payable under the pension plan, as supplemented by the nonqualified retirement plan, upon retirement at age 65, assuming no change in salary and annual interest credits of 8%, for each of the following executives are $199,465 for David Freeman, $83,267 for Robert L. Aller, $19,358 for Gerardus B.E.M. Briels, $41,561 for Louis J. Baccei, and $100,758 for Eugene F. Miller.

     Mr. Briels is also entitled to receive pension benefits under a pension plan for designated foreign executives which provides for defined benefits in the event of retirement at a specified age and after a specified number of years of service based on average final compensation (highest average consecutive three calendar year earnings during the last ten calendar years of employment). Benefits under this plan are estimated to be as follows:

                               PENSION PLAN TABLE

  AVERAGE                              YEARS OF SERVICE
   FINAL         ------------------------------------------------------------
COMPENSATION        15           20           25           30           35
- ------------     --------     --------     --------     --------     --------
  $100,000       $ 30,000     $ 40,000     $ 50,000     $ 50,000     $ 50,000
  $200,000       $ 60,000     $ 80,000     $100,000     $100,000     $100,000
  $300,000       $ 90,000     $120,000     $150,000     $150,000     $150,000
  $400,000       $120,000     $160,000     $200,000     $200,000     $200,000
  $500,000       $150,000     $200,000     $250,000     $250,000     $250,000

     Benefits shown in the foregoing table are straight life annuity amounts (although benefits under the plan are actually payable in either an actuarially equivalent lump sum or an actuarially equivalent series of equal installment payments over ten years) and are subject to reduction by the sum of pension benefits under any other plan of the Company, any mandatory or legally required severance or termination benefit paid by the Company and Social Security or other governmental pension. For Mr. Briels, as of December 31, 1994, average final compensation is $235,994 and years of service are 30.

EXECUTIVE AND CONSULTING AGREEMENTS

     The Company has agreements with seven of its senior executives, including Messrs. Freeman, Aller, Briels and Miller which provide that the executives will be entitled to a two-year term of employment with the Company following any "Change-in-Control" of the Company (as defined). In the event that the executive's employment with the Company terminates for any reason other than Cause (as defined below), voluntary resignation (including retirement), death or permanent disability prior to the end of the two-year period following a Change-in-Control, the executive will receive severance pay equal to the total compensation and benefits the executive would have received if the term of employment had continued for the full two-year period. However, portions of the severance pay will be reduced to the extent that such severance pay would be non-deductible to the Company under Section 280G of the Internal Revenue Code of 1986 as amended. The restrictions under Section 280G will not apply if the present value of all payments to be received by the executive (whether under the agreement or otherwise) does not exceed three times the average compensation received by the executive during the five years preceding the Change-in-Control.

     Cause is defined as (a) a continued breach of the executive's duties of employment after notice from the Company; or (b) willful misconduct by the executive which is demonstratively and materially injurious to the Company. If the executive's employment terminates for Cause, voluntary resignation, death or disability, the executive receives no benefits under that agreement other than as accrued as of the date of such termination, and must look to the Company's normal policies for any retirement, death or disability benefits.

     The agreements provide that a Change-in-Control shall have occurred if: (a) a Person (as defined) has the power to vote 30% or more of the common stock of the Company; (b) a Person acquires or agrees to acquire all or substantially all of the assets or business of the Company; (c) during any two year period, the new members of the Board of Directors elected during that period constitute a majority of the Board unless such new members are approved by at least a two-thirds vote of the Board members in office at the beginning of such period; or
(d) the Board of Directors determines that a Person directly or indirectly exercises a controlling influence over the Company.

                     OWNERSHIP OF THE COMPANY'S SECURITIES

     The following table sets forth as of December 31, 1994, the beneficial ownership of the Company's Common Stock by each person known to the Company to own beneficially more than 5% of the Company's outstanding Common Stock, the Company's only class of voting securities.

                                                             SHARES
                    NAME AND ADDRESS                       BENEFICIALLY       PERCENT OF
                  OF BENEFICIAL OWNER                        OWNED              CLASS
- --------------------------------------------------------   ----------         ----------
HC Investments, Inc.(1).................................   10,929,383           30.9%
  1100 North Market Street
  Wilmington, Delaware 19890
Capital Research and Management Company(2)..............    1,795,000           5.08%
  333 South Hope Street
  Los Angeles, California 90071

- ---------------
(1) A wholly-owned U.S. subsidiary of Henkel KGaA, Germany, with which Drs. Dohr and Manchot and Mr. Henkel, Director nominees, are associated.

(2) A registered investment adviser and an operating subsidiary of The Capital Group Companies, Inc., exercised as of December 31, 1994, investment discretion with respect to the above mentioned shares, which were owned by various institutional investors. Said subsidiary has no power to direct the vote of the above shares.

                               SECTION 16 REPORTS

     Section 16 of the Securities Exchange Act of 1934 requires officers and Directors and certain stockholders to file with the Securities and Exchange Commission reports of their transactions in the Company's Common Stock. These reports must be filed by specified due dates. In 1994, on the basis of copies of such reports provided to the Company, all reports were timely filed except for one report on Form 3 by each of Mr. Browning and Mr. Page, and one transaction on Form 5 by Mr. Freeman.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the adoption of the Company's Shareholder Rights Plan on April 14, 1994, the Company entered into an agreement (the "Henkel Agreement") with its largest shareholder, HC Investments, Inc. (and its parent company, Henkel Corporation, and its ultimate parent corporation, Henkel KGaA (collectively, "Henkel")). The Henkel Agreement provided for, among other things, the termination of the existing Standstill Agreement, dated May 23, 1985, between the Company and Henkel Corporation, as successor to Henkel of America, Inc., the enlargement of the size of the Board of Directors from 10 to the maximum of 12 members currently permitted under the Company's Certificate of Incorporation (with the Company being restricted from expanding or reducing the size of the Board of Directors without Henkel's prior written consent) and various mechanisms to ensure that the arrangement between the Company and Henkel set forth in the Henkel Agreement and the Shareholder Rights Plan will remain in place for 10 years. In addition, under the Henkel Agreement, Henkel's right of first refusal on the shares of the Company's Common Stock held by the Krieble family remains in effect.

     Under the Henkel Agreement, in connection with the annual election of directors, Henkel is entitled to recommend to serve as a member of the Board of Directors of the Company the following number of persons: three persons at any time that Henkel, together with its affiliates, owns at least 25% of the outstanding shares of Common Stock; two persons at any time that Henkel, together with its affiliates, owns between 15% and 25% of the outstanding shares of Common Stock; and one person at any time that Henkel, together with its affiliates, owns between 10% and 15% of the outstanding shares of Common Stock. The Henkel Agreement provides that Henkel is not entitled to recommend any directors from and after the time that Henkel, together with its affiliates, owns less than 10% of the outstanding shares of Common Stock. Such recommendations by Henkel are subject to the approval of a majority of all of the directors, which approval may not be unreasonably withheld.

     The Henkel Agreement also provides that at least one director recommended by Henkel must be a member of any key committee of the Board of Directors that has up to four members, and at least two directors recommended by Henkel must be members of any key committee of the Board of Directors that has five or more members. Under the Henkel Agreement, the obligation to appoint directors recommended by Henkel to committees of the Board of Directors will lapse from and after the time that Henkel, together with its affiliates, owns less than 10% of the outstanding shares of Common Stock.

     Henkel, together with its affiliates, owns approximately 10,945,283 shares of Common Stock as of February 21, 1995, the date of the meeting of the Board of Directors at which the nomination for election of directors was held, or approximately 30.9% of the outstanding shares of Common Stock. Henkel was therefore entitled to recommend under the Henkel Agreement three persons to be directors of the Company. Henkel recommended Dr. Roman Dohr, Dr. Jurgen Manchot and Mr. Christoph Henkel to serve as directors on the Board of Directors, each of whom has been serving as such previously, and the entire Board of Directors approved such nominees.

                                   PROPOSAL 2

                          INCREASE IN AUTHORIZED STOCK

     The Company's Certificate of Incorporation currently authorizes the issuance of 100,000,000 shares of Common Stock, $0.01 par value per share. As of February 28, 1995, 35,389,000 shares of Common Stock were issued and outstanding, an additional 661,000 shares of Common Stock were subject to options granted under the company's stock option plans, and an additional 13,417 shares were held as treasury shares, leaving a balance of 34,714,583 authorized, unissued and unreserved shares of Common Stock. The Company's Board of Directors has proposed that the Company's Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock to 300,000,000.

     The Board of Directors believes that the authorization of such additional shares of Common Stock is in the best interests of the Company and its stockholders and is appropriate in order to provide added flexibility for future corporate purposes which may include capital and financing needs, stock distributions and stock splits, business acquisitions, management incentive and employee benefit plans and other general corporate purposes. The increase in the number of authorized shares of Common Stock will permit the Board of Directors to approve the issuance of additional shares of Common Stock if warranted without the need for further action by stockholders to authorize such shares, subject to present or future requirements of any stock exchange upon which the Common Stock may be listed and applicable law. The Board of Directors believes that the availability of such additional shares of Common Stock would enable the Company to act promptly to take advantage of various corporate opportunities as such opportunities arise without the delay or cost of calling a special stockholder meeting. The proposed increase would also make additional shares of Common Stock available for the outstanding rights under the Company's Shareholder Rights Plan, dated April 14, 1994 (the "Plan"), if those rights were ever triggered pursuant to the provisions of the Plan.

     The additional authorized shares of Common Stock could also conceivably be issued to make any attempt to acquire control of the Company more difficult and costly and thereby discourage attempts to acquire the Company. For example, additional shares of Common Stock could be sold in private placement transactions to purchasers who support the Board of Directors and who are opposed to a takeover bid which the Board of Directors believes is not in the best interests of the Company and its shareholders. Additional shares of Common Stock could also be issued to increase the aggregate number of outstanding shares of Common Stock, thereby diluting the interest of parties attempting to obtain control of the Company. If an issuance of additional shares of Common Stock is made on other than a pro rata basis to all shareholders, dilution of ownership interest and voting power of existing shareholders may occur and, depending on the consideration for which the shares of Common Stock were issued, could dilute earnings per share.

     There are at present no plans or arrangements concerning the issuance of additional shares of Common Stock, except pursuant to outstanding stock options and employee benefit plans. If any plans or arrangements are made concerning the issuance of any such shares, holders of the then outstanding shares of Common Stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transaction, the law applicable thereto, the policy of any stock exchange upon which the shares of Common Stock may be listed at such time and the judgment of the Board of Directors.

     None of the outstanding shares of Common Stock have preemptive rights or cumulative voting rights. The proposed amendment to the Company's Certificate of Incorporation would not change the terms and conditions of the outstanding shares of Common Stock and the additional shares of Common Stock proposed to be authorized when issued would be identical to the outstanding shares of Common Stock. Each certificate representing shares of Common Stock outstanding immediately prior to the effective date of the proposed amendment to the Company's Certificate of Incorporation, if it is adopted by the stockholders at the Annual Meeting, would remain outstanding and represent the same number of shares of Common Stock as before such effective date. Additional shares of Common Stock may be issued under authority of the Board of Directors for such price or consideration as may be approved by the Board without further stockholder approval unless required by the policy of any stock exchange upon which the shares of Common Stock may be listed at such time or by applicable law.

     The following resolution will be voted on by the stockholders at the Annual
Meeting:

          RESOLVED, that Article Fourth of the Certificate of Incorporation of the Company be amended by deleting the present provisions thereof and inserting the following in lieu thereof:

          "Fourth. The total number of shares of stock which the Corporation shall have authority to issue is 300,000,000. The par value of each share is $0.01. All such shares are of one class and are Common Stock."

     The affirmative vote of the holders of the majority of the outstanding shares of Common Stock is required to approve the foregoing amendment. Abstentions and broker non-votes will have the effect of votes against the foregoing amendment. The Board of Directors unanimously recommends that the stockholders of the Company vote FOR approval of the increase in authorized shares of Common Stock.

                                   PROPOSAL 3

             CONFIRMATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has appointed Price Waterhouse LLP, independent accountants, to examine the accounts of the Company for the current fiscal year and to report on the Company's financial statements for that period. The firm of Price Waterhouse LLP has acted as independent accountants for the Company since 1966. Representatives of Price Waterhouse LLP will be present at the Annual Meeting to make a statement if they desire to do so and to respond to appropriate questions.

     The Audit and Finance Committee reviews annually the services that Price Waterhouse LLP may be requested to provide from time-to-time and considers the effect that the performance of these services may have on their audit independence. It establishes guidelines, including dollar limitations, under which Price Waterhouse LLP may be retained to perform nonaudit services.

The Committee annually reviews the services actually performed to determine that they were in accordance with the guidelines it established.

     There is no requirement that the appointment of Price Waterhouse LLP as the Company's independent accountants be submitted to the stockholders for their approval. However, the Board of Directors believes that stockholders should be provided an opportunity to express their views on the subject. The Board of Directors will not be bound by a negative vote, but will take that vote into consideration in future years.

     The Board of Directors unanimously recommends a vote FOR confirmation of the appointment of Price Waterhouse LLP as independent accountants of the Company for the current fiscal year.

                                 OTHER MATTERS

     The Board of Directors and management of the Company know of no matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Proposals intended for inclusion in the 1996 Proxy Statement should be sent to the Secretary, Loctite Corporation, 10 Columbus Boulevard, Hartford, 06106 and must be received by November 16, 1995. The Company's next Annual Meeting is scheduled to take place on April 24, 1996. In addition, the Company's By-laws permit stockholders to bring proposals before the Annual Meeting if the stockholder has given timely notice of the proposal in writing to the Secretary. For a stockholder's notice to be timely, it must be delivered to or mailed and received at the foregoing address not less than 60 nor more than 90 days prior to the scheduled Annual Meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date. If less than 70 days notice or prior public disclosure of the date of the scheduled Annual Meeting is given or made, the stockholder's notice must be delivered or received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled Annual Meeting was mailed or the day on which the public disclosure was made. A stockholder's notice must include (1) a brief description of the proposal desired to be brought before the Annual Meeting, (2) the name and address as they appear on the Company's books of the stockholder proposing such business, (3) the class and number of shares which are beneficially owned by the stockholder on the date of the stockholder's notice and (4) any material interest of the stockholder in the proposal.

                                              By Order of the Board of Directors

                                                   EUGENE F. MILLER
                                                   Secretary
Hartford, Connecticut

March 15, 1995

PROXY

                        THIS PROXY IS SOLICITED BY AND ON BEHALF OF
                                THE BOARD OF DIRECTORS OF

                                    LOCTITE CORPORATION                                        Loctite Corporation Proxy
P
R                PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 26, 1995
O
X
Y          The undersigned hereby appoints Eugene F. Miller and William V. Grickis,            Job-FINAL: 2/21/95
      Jr., or either of them, proxies, with full power of substitution, to act for and to vote the shares of stock of Loctite Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of
      Stockholders of said Company to be held on April 26, 1995, and at any and all
      adjournments thereof.                                                                    3 Proposals

           Receipt of the Company's Notice of the Annual Meeting of Stockholders and Proxy Statement is acknowledged.

          IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.


                                                                -----------
            CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SEE REVERSE
                                                                    SIDE
                                                                -----------
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

/X/ PLEASE MARK                                                                                           Loctite Corporation Proxy
    VOTES AS IN
    THIS EXAMPLE.                                                                                         Job-FINAL: 2/21/95

                                                                                                          3 Proposals *

                                                                                                          MULTIPLE ISSUE (2) PROOF
THIS BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE FOLLOWING PROPOSALS:
                                                                                                   FOR        AGAINST       ABSTAIN
1.  ELECTION OF DIRECTORS:                                 2.   To increase the authorized       /    /       /    /        /    /
Nominees: R.E. Ix, F.B. Krieble, K.W. Butterworth,              number of shares of Common
Dr. R. Dohr, Dr. J. Manchot, S.J. Trachtenberg,                  Stock of Loctite Corporation
Wallace Barnes, David Freeman, Peter C. Browning,               from 100,000,000 shares to
Stephen F. Page and Christoph Hankel.                           300,000,000 shares:

       FOR          WITHHOLD AUTHORITY                      3.  APPOINTMENT OF PRICE             /    /       /    /        /    /
     /    /              /    /                                 WATERHOUSE LLP as Inde-
                                                                pendent Accountants:
/   /
     -----------------------------------------              4.  In their discretion, the Proxies are authorized to
To withhold authority to vote for any nominee,                  vote upon such other business as may properly
write that nominee's name above.                                come before the meeting.

                                                                 MARK HERE
                                                                FOR ADDRESS   /    /
                                                                CHANGE AND
                                                                NOTE AT LEFT

                                                               (Please date and sign exactly as name appears on this
                                                                proxy.  Joint owners should each sign.  When signing as
                                                                attorney, executor, administrator, trustee, guardian, etc.
                                                                give title as well.)

This proxy when properly executed will be voted as
directed hereon, or if no direction is indicated, will be       Signature:                         Date:
voted FOR the election of the Board of Directors'                         ------------------------      ------------------
nominees for Directors and FOR proposals 2 and 3.               Signature:                         Date:
                                                                          ------------------------      ------------------
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